SNOW CREEK & ROSELLA JOINT VENTURE AGREEMENT

AND TERMS FOR PURCHASE AGREEMENT

THIS AGREEMENT MADE THE 1st DAY OF MAY 2022.

BETWEEN:

2196936 Alberta Ltd., of

681612 Ave NW, Edmonton, Alberta, CANADA, T6K 3P8

(“2196936”)

AND:

GEMXX CORP., of

304 S Jones Blvd, Las Vegas, Nevada, USA 89107

(“GEMXX”)

(2196936 and GEMXX are herein referred to, collectively, as the “parties”)

WHEREAS:

A.2196936 holds the rights to certain mineral claims, registered in the Province of British Columbia, Canada, as BC Placer Title Number #1063299, #1063298, #1064356 and #1064682 (herein referred to, collectively, as the “Snow Creek Claims”) and as listed in “Schedule 1” attached hereto;

B.2196936 holds the rights to certain mineral claims, registered in the Province of British Columbia, Canada, as BC Placer Title Number #1014419 (herein referred to, as the “Rosella Creek Claims”) and as listed in “Schedule 2” attached hereto;

C.This Agreement sets out the principles of a definitive joint venture agreement and contains the terms of the joint venture between the parties in respect of the development and bringing to production of both the Snow Creek Claims and the Rosella Creek Claims (the “SRJV”) and the work to be completed by the SRJV as set forth in Sections 5 - 8 hereto (herein, collectively, referred to as the “Work”);

D.2196936 is seeking a JV partner for the development and commercial exploitation of the both the Snow Creek Claims and the Rosella Creek Claims, and GEMXX is willing to, as a party to and as set out in this Agreement, agree to provide to the Agreement, a maximum amount of two hundred and fifty three thousand eight hundred and fifty two Canadian dollars and fifty cents ($253,852.50 CDN), herein referred to as the “Initial Investment Amount”.

E.Each year, the parties agree to split (50/50) mining costs that have been approved by the SRJV Management Committee.

F.2196936 performed a sampling program in 2021 and the results are attached as “Schedule 3” hereto

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THIS AGREEMENT WITNESSES that in consideration of the mutual promises, warranties, representations, and covenants set out in this Agreement (and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement agree as follows:

1)Initial Investment

a)The Initial Investment includes all costs incurred by 2196936 prior to signing this Agreement. The costs claimed by 2196936 are as follows:

b)The Initial Investment of two hundred and fifty-three thousand eight hundred and fifty-two Canadian dollars and fifty cents ($253,852.50 CAD), shall be paid to the SRJV by GEMXX in the form of debt note (the “Debt Note”). The terms and conditions of the Debt Note will have to be excepted by 2196936 to validate the terms of this Agreement. The Debt Note may be staged in milestones to complete the Initial Investment amount.

c)Failure by GEMXX to provide a minimum of forty-nine thousand, two hundred and ninety four dollars and thirty eight cents ($49,294.38CAD) in accordance with Section 2) within forty-five (45) days of the signing of this Agreement hereof shall result in the termination of the RCJV unless the parties agree in writing to extend the payment period;

2)Investment Payment Structure:

a)The ‘Total Initial Investment for SRJV - Pre 2022’ paid by 2196936 was $507,705. The parties have agreed to equally split these costs 50/50. 2196936 has agreed to accept $100,000 in GEMXX Common Stock to be issued immediately at a value of $0.51 CAD per share, or 196,078 common shares. The balance of $153,852.50 will be paid in Cash or USD Tokens once sufficient funds have been received from GEMXXs’ Reg-A capital raise efforts, and 2196936 has completed a 43-101 showing acceptable viability of the Snow Creek Claims equal to or greater than that of the test hole samples as outlined in Schedule (3).

NOTE: Final Investment Payment will be paid by GEMXX to 2196936 once proof of Initial Investment costs and Notice of Work.

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3)Equity Interest

a)The Parties agree that the Initial Investment costs will be split equally between the Parties. Upon final payment of the Initial Investment amount $253,852.50 from GEMXX to 2196936, the parties shall own, respectively, the following percentage equity interests in the SRJV:

Party	Percentage Equity Interest
2196936 Alberta Ltd.	50%
GEMXXCORP.	50%

4)Mining Costs

a)The parties shall share any mining and production costs of precious metals or other resources or commodities in the same percentage as their respective equity interests. The parties have agreed that the cost for the first year of mining will not exceed the following:

5)Mining Plan

a)The mine plan (“Mine Plan”) shall be produced and approved by a management committee (the “Management Committee”). The Management Committee shall consist of Mr. Ian McClintok, or deSignate appointed by 2196936 and Mr. Jay Maull or designate appointed by GEMXX, for a total of two (2) people. The Management Committee’s responsibilities shall include, but not be limited to:

i)Preparing a mine plan:

(1)processing of material including pay dirt, and production of precious metals or other resources or commodities therefrom.

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(2)excavation and transportation of material including pay dirt to the processing plant, and transportation of resulting excess material and tailings away from the processing plant.

ii)Administration and financial responsibilities:

(1)consulting and agreeing on the design and methods for the processing, excavation, and transportation of materials prior to the implementation of such steps; and

(2)consulting and agreeing on all mining costs and amounts to be paid to contractors or employees for their services to the SRJV.

iii)such other matters as contemplated in this Agreement as being in the subject to the authority of the Management Committee.

6)Mining Cost Sharing

a)Pending an approved Mining Plan and Mining Budget the cost of operation will be split equally between the Parties. The preliminary budget for cost to be paid by GEMXX to 2196936 is listed below, included a tentative payment schedule. This chart will be updated as needed when the final Mining Plan and Mining Budget are completed by the Mining Committee. The percentage of GEMXX Common shares issued to 2196936 will remain proportionate to the overall Mining Costs even if adjustments are made to the overall mining budget by the Mining Committee.

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7)Day to Day Mine Operation

a)Once the Mine Plan has been approved by the Mining Committee, execution of the mine plan and day to day operation of the mine shall be the responsibility of 2196936.

b)Maintaining the approved mine plan and the corresponding budged for each year will be the responsibility of 2196936. The approved mine budget shall be considered a “not to exceed number” for SRJV shared mining expenses.

c)Should the mine budget need to be amended after being approved by the Mining Committee, any adjusted expenses must be reviewed and approved in writing by both parties prior to any expenditures exceeding the approved Mine Budget. Any unapproved expenditures will be the responsibility of 2196936.

8)Sales of Products

a)Net proceeds of any sales of precious metals, other resources or commodities will be split based on the same percentage as their respective equity interests. Each party will have the right to receive its percentage in either physical precious metals, other resources or commodities from production or cash received by the JV from sales resulting from production.

b)GEMXX reserves the right to buy any, or all of the precious metals, other resources or commodities allocated to 2196936 based on the Equity Split at an agreed to price.

9)Banking and Finance

a)Authorised representatives of each of the parties shall have the right at any time, with or without notice, to examine the financial books and records of the SRJV, including, without limiting the generality of the foregoing, all bank statements and journals of original entry, of the said SRJV. The financial books and records of the SRJV, including, without limiting the generality of the foregoing, all bank statements, and journals of original entry, of the said SRJV will be managed and maintained by Mr. Ian McClintok of 2196936.

b)All Investments, revenue and mining costs shall be paid into and paid from a bank account (the “SRJV Account”) opened by the parties upon execution of this Agreement. The SRJV Account will provide internet banking access to the Management Committee under the restrictions for withdrawals stipulated in sections 4 (a) hereof and will be opened in the name of “The Snow & Rosella Creek Joint Venture” (or other appropriate name).

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c)The authorised signatories for the SRJV Account shall be the two individuals comprising the Management Committee or their named alternates, who will have the authority to sign cheques or other withdrawal documents effecting withdrawal of funds from the SRJV Account; provided that any such withdrawal from the SRJV Account for any amount greater than Seven Thousand Five Hundred ($7,500.00) Dollars (subject to the exception of costs approved by the Management Committee in the Mine Budget), must be authorised by at two signatures, one being the signature of either Mr. Ian Mclintok or his named alternate, and the other being the individual appointed by GEMXX or its named alternate; shall sign any such cheque or withdrawal from the SRJV Account for an amount greater than Seven Thousand Five Hundred ($7,500.00) Dollars forthwith in accordance with any decision made by the Management Committee except that if either party has invoked the Dispute Resolution process pursuant to Section 9, the individual appointed by either party shall not be required to sign cheques or withdrawals from the SRJV Account relating to the said issue or issues in dispute in a sum totalling greater than Twenty Five Thousand ($25,000.00) Dollars relating to the said issue or issues in dispute, during the period in which such dispute resolution process is in progress.

d)Any withdrawal from the SRJV Account for (i) Seven Thousand Five Hundred ($7,500.00) Dollars or less, or (ii) for payment of an invoice for diesel fuel used in the carrying out of the Work which may be in an amount greater than Seven Thousand Five Hundred ($7,500.00) Dollars, can be authorised by anyone signature of Ian McClintok or his named alternate, the individual appointed by 2196936 or its named alternate, or the individual appointed by GEMXX or its named alternate, with immediate email notification of the payment including payee and amount to be provided by the individual signing the approval to the other two individuals who did not sign such approval;

10)Dispute Resolution

a)If the Parties are unable to reach agreement within three days as to any matter or dispute arising out of this Agreement, then a recognised independent professional with expertise relating to such issue in order to seek a reasoned solution based on appropriate scientific evidence. Upon failure of the intervention of an independent professional, outstanding matters may be referred by either party to arbitration in accordance with the Arbitration Act (Alberta). The Work shall not cease during the dispute resolution process.

11)The parties also Agree to the following:

a)2196936 covenants and agrees that it will obtain the written agreement of Mr. Ian McClintok with the SRJV to permit the SRJV to complete the Work on both the Snow Creek Claims and the Rosella Creek Claims under the Province Of British Columbia, Ministry Of Energy And Mines Permit, as a condition precedent to the Definitive Agreement becoming effective.

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b)2196936 covenants and agrees to indemnify and hold harmless the SRJV from any environmental rehabilitation liability for work done on both the Snow Creek Claims and the Rosella Creek Claims prior to the signing of this Agreement.

c)The parties hereto shall, from time to time and upon request, keep their respective investors in the SRJV reasonably informed of the operational and financial status of the operations and proceeds of the SRJV.

d)The parties agree that any equipment purchased by the SRJV (collectively, “the Equipment”) after execution of this Agreement, shall be owned by the SRJV. The parties further agree that unless by mutual agreement of the parties the said Equipment will be used exclusively for the purposes of the Work by the SRJV.

e)The SRJV shall grant to the Parties a security interest in the Equipment pursuant to the Personal Property Security Act (British Columbia), which security interest will be in proportion to the Percentage Equity Interest of each Party as contemplated in Section 2 herein, and exercisable to allow the Parties to take possession of and title to the Equipment upon the Management Committee resolving to terminate the SRJV.

f)The parties agree to take all necessary steps and sign all such documents as may be necessary to put into effect the terms of this agreement.

g)Time is of the essence of this agreement.

h)This agreement may be executed in as many counterparts as may be necessary, or by facsimile or electronic signature delivered via email, and each such counterpart of this agreement or facsimile so executed shall be deemed to be an original, and together shall constitute one and the same instrument.

i)A Party will be free of liability to this Agreement where the Party is prevented from executing their obligations under this Agreement in whole or in part due to force majeure where the Party has communicated the circumstance of said event to any and all other Party and taken any and all appropriate action to mitigate said event. Force majeure will include, but not be limited to, earthquake, typhoon, flood, fire, act of god, virus and war or any other unforeseen and uncontrollable event.

j)This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement, their respective heirs, executors, administrators, successors, and assigns.

k)This agreement shall be governed by the laws of the Province of Alberta, Canada.

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IN WITNESS TO WHICH AGREEMENT the parties have signed this written agreement as at the date first above written.

Signed, sealed and delivered in the presence of:	)	Executed and delivered by:
)
)
	)	/s/
Witness		2196936 Alberta Ltd. by its authorized signatory

Signed, sealed and delivered in the presence of:	)	Executed and delivered by:
)
)
	)	/s/ Jay Maull
Witness		GEMXX CORP. by its authorized signatory

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Schedule (1)

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Schedule (2)

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Schedule (3)

Drill results:

Claim:	Snow Creek Blocks 1,2 &4
Customer:	2196936 Alberta Ltd 6816 12 Ave Nw Edmonton, AB T6K 3P8 Ian McClintock 780-232-5103

Drill Hole:	1	2	3	4	5	6
Overburden Depth (M)	0.94	1.07	1.03	1.25	1.22	1.34
Gravel Depth (M)	1.22	1.09	1.18	1.57	1.62	1.88
Results in mG (0.5 yd3 test)	16.17	15.71	16.72	17.44	16.45	17.01
Est 100/yd3 (Oz)	1.04	1.01	1.08	1.12	1.06	1.09

Drill Hole:	16	17	18	19	20	21
Overburden Depth (M)	2.32	2.19	2.45	2.44	2.62	2.48
Gravel Depth (M)	2.41	2.3	2.59	2.38	2.87	2.91
Results in mG (0.5 yd3 test)	16.94	17.48	17.23	17.41	18.07	18.45
Est 100/yd3	1.09	1.12	1.11	1.12	1.16	1.19

Drill Hole:	31	32	33
Overburden Depth (M)	2.58	2.49	2.87
Gravel Depth (M)	2.97	2.99	3.08
Results in mG (0.5 yd3 test)	18.01	17.6	16.92
Est 100/yd3	1.16	1.13	1.09

100yd Test Run:	1	2	3
Overburden (M)	2.41	2.55	2.87
Gravel (M)	2.38	2.8	3.14
Results (OZ)	1.07	1.08	1.12

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